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                                                                      Exhibit 23

                                    KPMG LLP

                          Independent Auditors' Consent

The Board of Directors
Air Products and Chemicals, Inc.:

We consent to the use of our report dated 28 October 2002, with respect to the consolidated balance sheet of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2002, and the related consolidated statements of income, cash flows and shareholders' equity for the year then ended, incorporated herein by reference.

Our report contains an explanatory paragraph relating to the fact that the financial statements of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2001 and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. As described in Note 1 to the financial statements, those financial statements have been revised. We audited the adjustments described in Note 1 that were applied to revise the 2001 and 2000 financial statements. In addition, as described in Note 10, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted as of 1 October 2001. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of Air Products and Chemicals, Inc. and subsidiaries other than with respect to such adjustments and disclosures, and, accordingly, we do not express any opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.


/s/ KPMG LLP


Philadelphia, Pennsylvania
11 March 2003

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